EXHIBIT 2.2

BILL OF SALE

December 8th, 2008

This Bill of Sale is made by the undersigned, Brekford International Corp., a Delaware corporation (the “Seller”), in favor of TSO Armor and Training Inc., a Virginia corporation ( “Buyer”).

For value received, the receipt and adequacy of which are hereby acknowledged, the Seller does hereby sell, grant, transfer, deliver and set over to the Buyer, its successors and assigns forever, all of the Seller’s rights, title and interests in and to the assets as set forth on Schedules A to C hereto (the “Assets”), to have and to hold such Assets for its use forever.

The Seller hereby warrants to the Buyer and its successors and assigns that there is hereby conveyed to the Buyer, on the date hereof, full legal and beneficial title to the Assets, free and clear of any liens and encumbrances and that the Seller has full right, power and authority to sell said Assets and to make this BILL OF SALE. The Seller will warrant and defend such title forever against all claims and demands of those claiming by, through or under him as receiver.

Each of the parties hereto agrees to execute and deliver all such further instruments and documents as may reasonably be requested by the other in order to effectuate the transactions contemplated herein.  This Bill of Sale shall be binding upon and inure to the benefit of the Buyer and the Seller and their respective successors and assigns.  No provisions contained herein shall be deemed to enlarge, diminish, amend or alter the terms or provisions of the Contract and Agreement for Sale of Assets and Assignment and Assumption Agreement of even date herewith.

THIS BILL OF SALE SHALL BE INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

[Signature Page Follows]

IN WITNESS WHEREOF, this Bill of Sale is dated and delivered on the date first above written.

SELLER:

BREKFORD INTERNATIONAL CORP.

By:
Name: Chandra (C.B.) Brechin
Title: Chief Executive Officer

BUYER:

TSO ARMOR AND TRAINING INC.

By:
David A. Tezza, Director

By:
Michael B. Wall, Director

SCHEDULE A
Contracts and Commitments

1.

Lease dated February 13, 2006, and Amendment dated March 19, 2008, with Greenbrier Point Partners, L.P., 1206 Laskin Road, Suite 150, Virginia Beach, Virginia 23451, ZA, as lessor with respect to the real property located in the city of Chesapeake, Virginia, described as the premises known as One Greenbrier Point at 1403 Greenbrier Parkway, Suite 430, in Chesapeake, Virginia

2.

USCG Blanket Purchase Agreement sub-contract with an active purchase order for 109 units  (HSCG38-08-F-500139)

3.

Supply Directorate Contract at Cherry Point, No. M00146-08-P-3348, totaling approximately $136,918.06 in revenues

4.

Harvey Point contract (Contract No N63239-08-1876 and N63239-08-1980), approximately $6,800,000 in revenues

5.

Armor product certifications: NIJ Certification for level IIIA body armor model AR-SA16-3A, Brekford Armor

6.

All TSO Division service projects in development and/or assigned for future development

a.

USCG Blanket Purchase Agreement (BPA) (HSCG38-08-F-500139)Teaming Agreement dated 19 March 2008, between ForceOne LLC, Protective Solution Inc, and Tactical Solution Partners Inc.

b.

AFRICAP Letter of Commitment to Solicitation No.SAQMMA08R0237 with Downrange Operations and Training, LLC. And Teaming Agreement between said parties date June 11, 2008.

c.

ArmoRight™ prototyping and Brekford Armor certification efforts

d.

Firstline LLC seller agreement for ArmoRight™ and Brekford Armor line products.

e.

PA Prison efforts for Stab Protection capture plan for any future/potential sale.

f.

Foreign sales marketing of ArmoRight™ and Brekford Armor products

g.

Teaming Agreement between Tactical Solution Options division of Brekford International Corp and Maritime Training International, Inc. dated September 10th, 2008.

h.

Cogent-TSO Business Agreement dated 25 July 2008

i.

Representative Agreement between Electronic Engineering Services, Inc and Tactical Solution Partners, Inc dated February 29th, 2008

j.

And any other agreements that may have been initiated but not yet executed or have been executed but have not been active in the near past but may be completed or become active in response to market actions.

SCHEDULE B
Intellectual Property

2.

ArmoRightTM and Brekford Armor and all related reference to our armor products trademarks:

LE
Pro
MOLLE Pro standard
MOLLE Pro w/padding
COR Stab T-Shirt
CTC Core Temp Control w/padding & heat/cool inserts
Phase Core Inserts (Unit or issue is EA)

3.

Forms of TSO Agreements: Non Disclosure, Teaming Agreements, Statement Of Work, Contracts, Vendor, Distributor, Dealer, Contract, Subcontract, Independent Contractor, Reseller, Supply, BPA.

4.

ATF:FFL License transfer, Cage/Duns transfer, DSS transfer, etc

5.

Media Intellectual Property:

a.

All Proposal related materials written or developed by TSO, flyers, brochures, media (both web and promotional), Training Ranch Plans and associated media, Spotlight design, Ballistic Vest design and media, Load Bearing Equipment design and media, Ballistic Plate design and media, Prototype design including sketches and media as well as materials, and Specification sheets.

b.

Software: Microsoft Action Pack 2003, Office 2007, QB Premier Edition 2006, Adobe Acrobat Professional 7 & 8

c.

Names: ArmoRight, ArmoRight.com (domain transfer), Tactical Solution Options.

d.

Phone Numbers: 757-961-3457 (main), 757-961-3776 (fax), 866-225-9976 (toll-free).

.

SCHEDULE C
TSO Asset Property

1.

Furniture located at 1403 Greenbrier Pkwy, Suite 430, Chesapeake VA 23320.

a.

Five (5) Office desk suites

b.

Seven (7) cubical desk suites

c.

Three (3) tables

d.

Four (4) filing cabinets

e.

Three (3) bookshelfs

f.

One (1) GSA four drawer safe

2.

Hardware and associated peripherals located at 1403 Greenbrier Pkwy, Suite 430, Chesapeake VA 23320.

a.

Four (4) Panasonic CF-51 laptops

b.

Four (4) Samsung LCD monitors

c.

One (1) Xerox 8560 Phaser  printer

d.

Six (6) Samsung iDCS 18D telephones

e.

One (1) Toshiba TOP-Ssssss26 Overhead Projector

f.

Four (4)  MFC 640CW Fax/Copiers

g.

Two (2) Canon PIXMA Portable Printers

h.

One (1) HP a1340n Office PC

i.

One (1) D-Link DIR-655 wireless modem.

3.

Materials and associated packaging  and Office supplies located at 1403 Greenbrier Pkwy, Suite 430, Chesapeake VA 23320.

a.

Thirty Eight (38) Prototype armor systems and materials

b.

Benchmade, TekTite, Eotech, Protective Solution Inc, ASP, London Bridge Trading Co. and all other startup on hand samples/products from manufactures procured prior to 31 October 2008.

c.

Various used and New Office supplies purchased prior to 31 October 2008